Rule 10f-3 Transactions




Fund Name:               	Small Company Growth Fund
Security Description:    	Flexion Therapeutics, Inc.
Trade Date:              	11/16/16
Affiliated Principal
 Underwriter:            	WFS
Executing Broker:        	RBC Capital Markets Corp
Purchase Price:          	$18.000
Shares/Par:              	75,000
Underwriting Concession: 	5.750%

Fund Name:               	WF Core Bond Fund
Security Description:    	L-3 Communications
Trade Date:              	11/29/16
Affiliated Principal
 Underwriter:            	WFS
Executing Broker:        	Bank of America
Purchase Price:          	$99.489
Shares/Par:              	2,175,000
Underwriting Concession: 	0.650%